Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

THE BYLAWS

OF

CYBERSOURCE CORPORATION

The undersigned, Richard Scudellari, hereby certifies that:

1. He is the duly elected and acting Secretary of CyberSource Corporation, a Delaware corporation (the “Corporation”).

2. The first paragraph of Article VIII, Section 1 of the Bylaws shall be amended to read in its entirety, as follows:

“Section 1. Certificates for Shares. The shares of the corporation may be represented by certificates or uncertificated, as provided under the Delaware General Corporation Law. Every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairman or vice chairman of the board, if any, the president or vice president, and by chief financial offer or an assistant treasurer, or the secretary or an assistant secretary, of the corporation, certifying the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may, nevertheless, be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

IN WITNESS WHEREOF, the undersigned has set his hand hereto as of this 30th day of October 2007.

/s/ Richard Scudellari
Richard Scudellari
Secretary